EXHIBIT 2.4


                               SECURITY AGREEMENT



     SECURITY AGREEMENT dated as of the 1st day of July, 1999 (the "Security Agreement") from DISC GRAPHICS, INC., a Delaware corporation, having its principal place of business at 10 Gilpin Avenue, Hauppauge, New York (the "Disc") to CONTEMPORARY COLOR GRAPHICS, INC., a New York corporation, having an office at 200-F Executive Drive, Edgewood, New York 11717 ("CCG").

                                    RECITALS

     A. Pursuant to the Asset Purchase Agreement, dated as of the date hereof, by and among Disc, CCG and the Shareholders named therein (the "Agreement") Disc has executed two promissory notes in favor of CCG each in the amount of One Million Dollars ($1,000,000), dated as of the date hereof (the "Notes"), and a $600,000 Debenture (the "Debenture") representing a portion of the purchase price payable under the Agreement (the Notes and the Debenture, are all obligations of Disc thereunder, are collectively the "Obligations").

     B. To induce CCG to execute and deliver the Agreement, Disc wishes to grant CCG security and assurance in order to secure the payment and performance of the Obligations and, to that effect, to grant CCG a second priority perfected security interest in its certain assets and in connection therewith to execute and deliver this Security Agreement.

     NOW, THEREFORE, in consideration of the premises and to evidence further the security interest granted to CCG, Disc and CCG hereby agree as follows:

     Section 1. Grant of Security. As security for the Obligations, Disc hereby transfers, assigns and grants to CCG a second lien on and perfected security interest in the personal property described on Schedule A attached hereto (collectively, the "Collateral"), subject to the provisions of Section 7 hereof.

     Section 2. Disc's Obligations. Disc agrees that it will perform and discharge and remain liable for all its covenants, duties and obligations arising in connection with the Collateral. CCG shall have no obligation or liability in connection with the Collateral, nor shall CCG be required to perform any covenant, duty or obligation of Disc arising in connection with the Collateral or to take any other action regarding the Collateral.

     Section 3. Use Prior to Default. Unless and until an Event of Default hereunder shall occur and be continuing, Disc shall retain the legal and equitable title to the Collateral and shall have the right to use the Collateral in the ordinary course of its business, subject to the terms and covenants of this Security Agreement.

     Section 4. Events of Default. It shall be an Event of Default hereunder if:
(a) Disc shall default in the performance of any of its obligations, covenants or agreements hereunder; or (b) there occurs an event of default under the Obligations. Any Event of Default hereunder shall constitute an event of default under the Notes and the Debenture.

     Section 5. Warranties and Representations. Disc warrants and represents that it has the right, power and authority to execute and deliver this Security Agreement, subject only to the limitations of law and of the Agreements.

     Section 6. Remedies. Upon the occurrence of any Event of Default, CCG shall have, in addition to all of its other rights under this Security Agreement and the Note, by operation of law or otherwise (which rights shall be cumulative), all of the rights and remedies of a secured party under the Uniform Commercial Code. Proceeds of any sale, lease or other disposition of the Collateral shall be applied to the payment of the Obligations in whatever order CCG may elect. CCG shall return any excess to Disc or to whomever may be fully entitled to receive the same or as a court of competent jurisdiction may direct. Disc shall remain liable for any deficiency.

     Section 7. SUBORDINATIONS. THIS SECURITY AGREEMENT IS SUBJECT TO THE TERMS AND CONDITION OF THAT CERTAIN SUBORDINATION AGREEMENT, DATED AS OF THE DATE HEREOF, BY AND AMONG KEYBANK NATIONAL ASSOCIATION, CCG AND DISC. ALL RIGHTS AND REMEDIES OF CCG HEREUNDER WITH RESPECT TO THE COLLATERAL ARE SUBORDINATE TO THE RIGHTS AND REMEDIES OF KEYBANK NATIONAL ASSOCIATION.

     Section 8. Termination. This Security Agreement shall remain in full force and effect until all the Obligations shall have been indefeasibly fully paid and satisfied and, until such time, CCG shall retain all security in and title to the Collateral held by it hereunder.

     Section 9. Remedies Cumulative. CCG's rights and remedies under this Security Agreement shall be cumulative and non-exclusive of any other rights or remedies which it may have under the Agreement or the Notes on the Debenture, by operation of law or otherwise and may be exercised alternatively, successively or concurrently as CCG may deem expedient.

     Section 10. Binding Effect. This Agreement is entered into for the benefit of the parties hereto and their successors and assigns. It shall be binding upon and shall inure to the benefit of the said parties, their successors and assigns.

     Section 11. Notices. Wherever this Agreement provides for notice to either party (except as expressly provided to the contrary), it shall be given in the manner specified and shall be addressed as set forth in Section 9.5 of the Agreement.

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     Section 12.  Waiver.  No delay or failure on the part of CCG in  exercising any right, privilege, remedy or option hereunder shall operate as a waiver of such or any other right, privilege, remedy or option, and no waiver shall be valid unless in writing and signed by an officer of CCG and under only to the extent therein set forth.

     Section 13. Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

     Section 14. Modifications and Amendments. This Agreement and the other agreements to which it refers constitute the complete agreement between the parties with respect to the subject matter hereof and may not be changed, modified, waived, amended or terminated orally, but only by a writing signed by the party to be charged.

     Section 15. Survival of Representations and Warranties. The representations and warranties of Disc made or deemed made herein shall survive the execution and delivery of this Agreement and shall terminate when the Obligations are paid and satisfied in full.

     IN WITNESS WHEREOF, the parties hereto have each duly executed this Security Agreement the day and year first above written.

                                    DISC GRAPHICS, INC.


                                    By: /s/ Donald Sinkin
                                    Name:   Donald Sinkin
                                    Title: President and Chief Executive
                                                 Officer


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                                   SCHEDULE A


EQUIPMENT
Electronic Pre-Press:
1-    Hell 399ER Laser Scanner
1-    DS757 Digital Color Scanner with CK-100 Preview Station
1-    DS Model Sg-688 Digital and Analog Color Scanner with
      CK-100 Preview Station
1-    Scitex Dolev 200
2-    OS-530 Input Stations
2-    DS-MTR-1100 Image Setters film output 28 x 40
1-    TaigaSpace Workstation
1-    Starplexer Mass Storage Device
1-    SM510 Scanmount Electronic Scaling
1-    Falcon Server, Raid Protected
2-    "Tiga" Rips
1-    "Adobe" Rip
1-    Iris Graphics printer 3024 with color base for calibrated digital proofs
1-    PS Link Interface
8-    MAC 7100/80 8/700/CD/G3's Computers
T 1 Line
1-    WamNet!

Prep:
1-    Misomex Step & Repeat Machine
6-    Olite Exposure Systems (5K & 7.5K)
2-    3M Matchprint Laminators
2-    3M Matchprint Processors
1-    Stoesser Pin Register System
1-    DS Vertical Camera 6500E
1-    37" Fuji Film Processor
1-    37" C Dupont Rapid Access Processor
1-    30" 3M Plate Processor
6-    Plate and Proof Frames

Press:
1- Six Color 40" Mitsubishi with console 1- 5-Color 26" with perfecting Omni-Adast with console

Finishing:
1-    44" Heidelberg Polar Cutter
1-    Stahl U.S.A. B-20 Folder 20.5" x 33"
1-    36" O&M 16 Page Folder
1-    12" Shrink Wrapping Machine
1-    High Speed Three Head Drill